UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Bed Bath & Beyond Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following information supplements the proxy statement (the “Proxy Statement”) of Bed Bath & Beyond Inc. (the “Company”, “we” or “us”) provided to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2018 Annual Meeting of Shareholders (the “Annual Meeting”).  The Annual Meeting is scheduled to be held on Friday, June 29, 2018, at 9:00 a.m. Eastern Time at The Madison Hotel, One Convent Road, Morristown, New Jersey 07960.  This supplement to the Proxy Statement (this “Supplement”) is being filed with the Securities and Exchange Commission (the “SEC”) on June 22, 2018.  Capitalized terms used in this Supplement and not otherwise defined have the meaning given to them in the Proxy Statement

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Supplemental Disclosure in Response to Recommendations by Proxy Advisory Firm Institutional Shareholder Services (“ISS”)

At the Annual Meeting, you are being asked to vote on two proposals, among a total of four proposals.  These two proposals relate to (i) the election of twelve nominees as directors of the Company (Proposal 1) and (ii) the approval, by non-binding vote, of the 2017 compensation paid to the Company’s named executive officers (Proposal 3).  The Board recommends that you vote “FOR” each nominee in Proposal 1 and “FOR” Proposal 3.

We are writing to further explain the Board’s recommendations, in light of the unfavorable recommendations recently published by ISS, specifically relating to the nominations of the Board members who serve on our Compensation Committee in Proposal 1, and on the 2017 compensation program in Proposal 3.

The Company strongly disagrees with ISS’s recommendations, for a number of reasons, and asks our shareholders to consider the following points:

•                  ISS has recommended a “withhold” vote on all three members of the Compensation Committee, including two members who have been on the Committee for less than six weeks and who have not participated in any compensation decisions, on the basis that their “actions are not considered sufficiently responsive.” The refreshed Committee has yet to act, and should be given the opportunity to function before it is judged.

•                  As noted on pages 5, 10 and 28 of the Company’s proxy statement and in a Current Report on Form 8-K filed with the SEC on May 17, 2018, the composition of the Board’s Compensation Committee was refreshed following the 2018 compensation actions described in the proxy statement. Messrs. Gaston and Heller, having first joined the Committee on May 15, 2018, have not yet participated in any compensation decisions. Accordingly, it is difficult to understand how their actions are not considered sufficiently responsive.

•                  Committee member Victoria Morrison has remained on the Committee as a recommended best practice in order to assist in the transition, particularly given her prior experience with the Committee’s outside consultants, our major shareholders and general Committee function and processes. Although she previously served on the Committee, her role on the refreshed Committee is essential to a smooth transition and adds significant value. The refreshed Committee should be permitted to operate, engage with shareholders and act before a judgment is made regarding the adequacy of its responsiveness.

•                  Our Board of Directors, through its Compensation Committee and Nominating and Corporate Governance Committee, has engaged extensively with shareholders and been responsive to the major issues raised over the last several years.

•                  Together with members of management, members of the Company’s Board of Directors, including members of the Compensation Committee and the Nominating and Corporate Governance Committee, have engaged extensively with the Company’s shareholders over the last several years. Over that period, the key issues that have been raised have been the quantum and structure of CEO pay and Board refreshment. Our Board has listened and responded.

•                  The Compensation Committee has made extensive changes to CEO pay over a period of several years, addressing both quantum and structural issues raised by shareholders.

•                  Since 2015, CEO target pay has been reduced by approximately 40%, not only as a result of reductions in the value of equity awards over that period, but also through the consent of the CEO to (i) a two-year holding period for his vesting Performance Stock Units (PSUs), net of withholding taxes, starting in 2017, and (ii) a voluntary waiver of $500,000 of his annual salary in 2018.

•                  CEO aggregate realizable pay for a period of three years from 2015 through 2017 is approximately 49% lower than his aggregated target pay over that period, as a function of the design of his compensation package, which in 2017 placed 73% at risk in the form of PSUs and stock options.

•                  75% of the PSU awards granted to named executive officers in 2017 and 2018 are subject to a three-year performance test, with the CEO having a two-year post-vesting holding period thereafter for net after tax shares, and stock options vest over a period of five years, aligning the interests of our executive team with the long-term interests of our shareholders.

•                  The Board, on recommendation of the Nominating and Corporate Governance Committee, is engaged in a refreshment initiative that has resulted in significant changes to our Board over the last year.

•                  The Board has added three new independent members: Virginia Ruesterholz was elected to the Board at the Company’s 2017 Annual Meeting of Shareholders, and JB Osborne and Stephanie Bell-Rose joined our Board in April and May of 2018, respectively. Each brings new and valuable skills and perspectives to our Board, and the Board expects to make further changes to its composition over the next several years.

•                  In addition, and as noted above, following approval of the Company’s 2018 executive compensation actions by the Compensation Committee in May 2018, the Board refreshed the composition of each of its Audit, Compensation and Nominating and Corporate Governance Committees. While the Board determined to introduce new points of view in the work of each Committee, it also believed in maintaining some continuity in the form of a continuing member or, in the case of the Nominating and Corporate Governance Committee two members, so the benefits of the prior experiences of each Committee would not immediately be lost in the transition.

Based on the foregoing reasons, as well as the discussion in the Company’s proxy statement for the 2018 Annual Meeting, the Board recommends that you vote “FOR” each nominee in Proposal 1 and “FOR” Proposal 3.